EXHIBIT 10.56

FOURTEENTH AMENDMENT

OF

TAYLOR CAPITAL GROUP, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

(Effective as of October 1, 1998)

WHEREAS, Taylor Capital Group, Inc. (the “Company”) terminated the Taylor Capital Group, Inc. Employee Stock Ownership Plan, effective May 31, 2008 (the “Plan”); and

WHEREAS, it is now considered desirable to further amend the Plan to bring the Plan into compliance with the law and to incorporate other changes to the Plan to reflect the Plan’s termination;

NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 17.1 of the Plan, and in exercise of the authority delegated to members of the Board of Directors of the Company, as authorized and directed by resolutions adopted by the Board of Directors of the Company on May 8, 2008, the Plan is hereby amended, effective as of the dates specified below, as follows:

1. Effective immediately, the Plan is hereby amended by substituting the following for subsection 6.3 of the Plan:

“6.3 Accounting Dates; Accounting Period

All accounts shall be adjusted as of March 31, 2008 and, thereafter, each December 31 (such date referred to as a “regular accounting date”). A “special accounting date” is any date designated as such by the Committee and a special accounting date occurring under subsection 17.3. The term “accounting date” includes a regular accounting date and a special accounting date. Any reference to an “accounting period” shall mean the period since the next preceding accounting date.”

2. Effective January 1, 2008, the Plan is hereby amended by inserting the following immediately after the fourth sentence of subsection 7.1 of the Plan:

“Effective January 1, 2008, for purposes of this subsection, 7.1, the term “compensation” shall include regular pay after a participant’s severance from employment if the participant’s regular working hours, or compensation for services outside the participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payment; and the payment would have been paid prior to the participant’s severance from employment if the participant had continued in employment with the Employer, provided that such amounts are paid by the later of 2-1/2 months after the severance from employment or by the end of the plan year that includes the severance from employment. Any other payment of compensation paid after the participant’s severance from employment that is not described above, is not included, even if payment is made within the time period specified above.

Compensation for a plan year shall include amounts earned but not paid during the plan year solely because of the timing of pay periods and pay dates, provided the amounts are paid during the first few weeks of the next plan year, the amounts are included on a uniform and consistent basis with respect to all similarly situated participants, and no compensation is included in more than one plan year.

Any amounts received by an employee pursuant to a nonqualified unfunded deferred compensation plan will not be considered compensation in the plan year the amounts are actually received, but only to the extent such amounts are includible in the employee’s gross income; compensation also excludes amounts that receive special tax benefits, such as premiums for group-term life insurance, but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in Code Section 125.

Compensation does not include leave cashouts, even if those amounts would have been included had they been paid prior to the participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation or other leave, and the participant would have been able to use the leave if employment had continued.

Compensation does not include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code Section 414(u)(1)) to the extent those payments do not exceed the amounts the employee would have received if the employee had continued to perform services for the Employer rather than entering qualified military service.

Compensation does not include compensation paid to a participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)).”

3. Effective January 1, 2008, the Plan is hereby amended by adding the following subsection (f) to the end of subsection 11.5 of the Plan:

“(f)	Non-spouse beneficiary. Notwithstanding any provision to the contrary that would otherwise limit a non-spouse beneficiary’s election under this subsection 11.5, effective for distributions first occurring on or after January 1, 2008, a non-spouse beneficiary may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution that is $200 or greater paid directly to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), other than an endowment contract, which has been established by the non-spouse beneficiary to receive the eligible rollover distribution in accordance with Code Section 402(c)(ii).”

II.

In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned member of the Board of Directors of Taylor Capital Group, Inc., a Delaware corporation (the “Corporation”) has caused the foregoing amendment to be executed this 19th day of June, 2008.

/s/ Melvin E. Pearl
Melvin E. Pearl
As Board Member as aforesaid